Exhibit 99.1

Contact:	Matthew J. Pfeffer
Chief Financial Officer
Cell Genesys, Inc.
650-266-3200

CELL GENESYS, INC. ANNOUNCES PRELIMINARY THIRD QUARTER 2004 RESULTS

SOUTH SAN FRANCISCO, Calif., October 12, 2004 — Cell Genesys, Inc. (Nasdaq: CEGE) today announced selected preliminary financial results for the third quarter ended September 30, 2004.

The company expects to report revenues of approximately $3.2 million and a net loss of approximately $24.0 million, or $0.54 per share, for the quarter ended September 30, 2004. Cell Genesys also expects to report that it ended the quarter with approximately $152.6 million in cash, cash equivalents and short-term investments, including restricted cash and investments, and in addition held approximately 6.6 million shares of its former subsidiary, Abgenix, Inc.

Complete financial results for the third quarter of 2004 will be released as previously scheduled on October 25, 2004. Cell Genesys will also host a quarterly conference call to discuss events that occurred during the third quarter of 2004 and other recent business highlights at 8:30 a.m. PDT on Tuesday, October 26, 2004.

Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is pursuing three cancer product platforms—GVAX® cancer vaccines, oncolytic virus therapies and antiangiogenesis therapies. Clinical trials of GVAX® cancer vaccines include an ongoing Phase 3 trial of GVAX® prostate cancer vaccine as well as trials of GVAX® vaccines for lung cancer, pancreatic cancer, leukemia and myeloma. Clinical programs of oncolytic virus therapies include CG7870 for prostate cancer. Preclinical studies are in progress for additional GVAX® cancer vaccines, oncolytic virus therapies and antiangiogenesis therapies for multiple types of cancer. Cell Genesys’ subsidiary, Ceregene, Inc., is focused on gene therapies for neurologic disorders. Cell Genesys also continues to hold an equity interest in its former subsidiary, Abgenix, Inc., an antibody products company. Cell Genesys is headquartered in South San Francisco, CA and has manufacturing operations in San Diego, CA, Hayward, CA and Memphis, TN. For additional information, please visit the company’s website at www.cellgenesys.com.

Statements made herein about the company and its subsidiaries, other than statements of historical fact, including statements about the company’s progress, results and timing of clinical trials and preclinical programs and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s Annual Report on Form 10-K dated March 4, 2004 as well as Cell Genesys’ reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.

###